FORM OF

RULE 22C-2 AGREEMENT

This AGREEMENT, dated
___________________
, is effective as of the 16th day of October, 2007, between
___________________
(the “Fund”) as principal underwriter for each of the funds listed on the attached Schedule A (the “
___________________
Funds”) and ING Life Insurance and Annuity Company, ING National Trust, ING USA Annuity and Life Insurance Company, ReliaStar Life Insurance Company, ReliaStar Life Insurance Company of New York, Security Life of Denver Insurance Company and Systematized Benefits Administrators Inc. (individually an “Intermediary” and collectively the “Intermediaries”).

WHEREAS, the Intermediaries have adopted policies and procedures to monitor and deter excessive trading activity within the mutual funds, including the Funds, available through the variable annuity, variable life insurance and variable retirement plan products which they offer (the “Variable Products”); and

WHEREAS, the Intermediaries’ policies and procedures to monitor and deter excessive trading activity within the mutual funds available through their Variable Products are attached hereto and made part of this Agreement as Schedule B (the “Excessive Trading Policy”);

WHEREAS, the Fund desires for the Intermediaries to monitor and deter excessive trading activity in the Funds in accordance with the Intermediaries’ Excessive Trading Policy; and

WHEREAS, the parties desire to otherwise comply with the requirements under Rule 22c-2 of the Investment Company Act of 1940, as amended (“Rule 22c-2”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Fund and the Intermediaries hereby agree as follows:

A.	Agreement to Monitor and Deter Excessive Trading Activity.

     1. The Intermediaries agree to monitor and deter excessive trading activity in the Funds which are available through their Variable Products in accordance with the Intermediaries’ Excessive Trading Policy. Said Excessive Trading Policy may be amended from time to time with the consent of the parties, which consent will not be unreasonably withheld.

     2. The Intermediaries agree to provide the Fund the taxpayer identification number (“TIN”), if requested, or any other identifying factor that would provide acceptable assurances of the identity of all shareholders that are restricted to regular U. S. mail trading under the Intermediaries’ Excessive Trading Policy.

B.	Agreement to Provide Shareholder Information.

     1. Each Intermediary agrees to provide the Fund, upon written request, the following shareholder information with respect to Covered Transactions involving the Funds:

a.	The taxpayer identification number (“TIN”) or any other government issued identifier, if known, that would provide acceptable assurances of the identity of each shareholder that has purchased, redeemed, transferred or exchanged shares of a Fund through an account directly maintained by the Intermediaries during the period covered by the request;

b.	The amount and dates of, and the Variable Product(s) associated with, such shareholder purchases, redemptions, transfers and exchanges; and

c.	Any other data mutually agreed upon in writing.

     2. Under this Agreement the term “Covered Transactions” are those transactions which the Intermediaries consider when determining whether trading activity is excessive as described in their Excessive Trading Policy.

     3. Requests to provide shareholder information shall set forth the specific period for which transaction information is sought. However, unless otherwise agreed to by the Intermediaries, any such request will not cover a period of more than 90 consecutive calendar days from the date of the request.

     4. Each Intermediary agrees to provide the requested shareholder information promptly upon receipt of the request, but in no event later than 15 business days after receipt of such request, provided that such information resides in its books and records. If shareholder information is not on the Intermediary’s books and records, the Intermediary agrees to use reasonable efforts to obtain and transmit or have transmitted the requested information from the holder of the account.

C.	Agreement to Restrict Trading.

     1. Each Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further Covered Transactions involving Fund shares by a shareholder who has been identified by the Fund as having engaged in transactions in shares of a Fund (through an account directly maintained by the Intermediary) that violate the policies and procedures established by the Funds for the purposes of eliminating or reducing frequent trading of Fund shares.

     2. Each Intermediary agrees to use reasonable efforts to execute or have executed (for those shareholders whose information is not on the Intermediary’s books and records) the written instructions within 10 Business Days after actual receipt. The Intermediary will provide written confirmation to the Fund as soon as reasonably practicable that such instructions have or have not been executed. If the written instructions have not been executed, then the written confirmation will also provide an explanation.

     3. Instructions to restrict or prohibit further Covered Transactions involving Fund shares must include:

a.	The reason for requesting the restriction(s) and/or prohibition(s), supporting details regarding the transaction activity which resulted in the restriction(s) and/or prohibition(s)s and the applicable sections of the Fund’s frequent trading policy and procedures that have been violated;

b.	The specific restriction(s) and/or prohibition(s) to be executed, including the length of time such restriction(s) and/or prohibition(s) shall remain in place;

c.	The TIN or any other government issued identifier, if known by the Fund, that would help the Intermediaries determine the identity of affected shareholder(s); and

d.	Whether such restriction(s) and/or prohibition(s) are to be executed in relation to all of the affected shareholder’s Variable Products, only the type of Variable Product(s) through which the affected shareholder engaged in transaction activity which triggered the restriction(s) and/or prohibition(s) or in some other respect. In absence of direction from the
Fund in this regard, restriction(s) and/or prohibition(s) shall be executed as they relate to the Intermediary’s Variable Product(s) through which the affected shareholder engaged in the transaction activity which triggered the restriction(s) and/or prohibition(s).

D. Limitation on Use of Information.

The Fund agrees neither to use the information received from the Intermediary for any purpose other than to comply with SEC Rule 22c-2 and other applicable laws, rules and regulations, nor to share the information with anyone other than its employees who legitimately need access to it.
Neither the Fund nor any of its affiliates or subsidiaries may use any information provided pursuant to this Agreement for marketing or solicitation purposes. The Fund will take such steps as are reasonably necessary to ensure compliance with this obligation.

The Fund shall indemnify and hold the Intermediaries, individually and collectively, (and any of their respective directors, officers, employees, or agents) harmless from any damages, loss, cost, or liability (including reasonable legal fees and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use of or disclosure by the Fund of the information received from the Intermediaries pursuant to this Agreement. In addition, because an award of money damages (whether pursuant to the foregoing sentence or otherwise) may be inadequate for any breach of this provision and any such breach may cause the Intermediaries irreparable harm, the Fund also agrees that, in the event of any breach or threatened breach of this provision, the Intermediaries will also be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this provision but will be in addition to all other remedies available at law or in equity to the Intermediaries.

In the event that the Fund is required by legal process, law, or regulation to disclose any information received from the Intermediaries pursuant to this Agreement, the Fund shall provide
Intermediaries with prompt written notice of such requirement as far in advance of the proposed disclosure as possible so that the Intermediaries (at their expense) may either seek a protective order or other appropriate remedy which is necessary to protect their interests or waive compliance with this provision to the extent necessary.

E. Prior Agreements.

The parties acknowledge that prior to the effective date of this Agreement efforts to monitor and deter excessive trading activity within the Variable Products were governed by whatever practices the Fund and the Intermediaries agreed to follow in the absence of any formal agreement. The parties also acknowledge having previously entered into fund participation and/or selling and service agreements concerning the purchase and redemption of shares of Funds through the Variable Products. The terms of this Agreement supplement the fund participation and/or selling and service agreements and to the extent the terms of this Agreement conflict with the terms of the fund participation and/or selling and service agreements, the terms of this Agreement will control. This Agreement will terminate upon termination of the fund participation and/or selling and service agreements.

F.	Notices.
	1.	Except as otherwise provided, all notices and other communications hereunder shall be in writing and shall be sufficient if delivered by hand or if sent by confirmed facsimile or
e-mail, or by mail, postage prepaid, addressed:

a.	If to Intermediaries, to:

ING U.S. Financial Services
Attention: [Jacqueline Salamon]
	Address:	[151 Farmington Avenue]
[Hartford, CT 06156-8975]
	Phone:	[860-723-2242]
	Fax:	[860-723-2214]
	Email:	[Jacqueline.Salamon@us.ing.com]

b.	If to the Fund, to:

Attention: [Name or Title of the 22c-2 Contact Person]
	Address:	[XXXXXXXXXXXXXXXXXXXX]
[XXXXXXXXXXXXXXXXXXXX]
	Phone:	[XXX-XXX-XXXX]
	Fax:	[XXX-XXX-XXXX]
	Email:	[XXXX.XXXXXXX@XXXX.XXX]

2. The parties may by like notice, designate any future or different address to which subsequent notices shall be sent. Any notice shall be deemed given when received.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer as of the date first written above.

ING Life Insurance and Annuity Company	Security Life of Denver Insurance Company
By:	By:
Name	Name
and Title:	and Title:
ING National Trust	Systematized Benefits Administrators Inc.
By:	By:
Name	Name and
and Title:	Title:
ING USA Annuity and Life Insurance	[Full Legal Name of the “Fund”]
Company
By:	By:
Name	Name
and Title:	and Title:
ReliaStar Life Insurance Company
By:
Name
and Title:
ReliaStar Life Insurance Company of New
York
By:
Name
and Title:

Schedule A
____________________________ (the “Fund”) is principal underwriter for each series/portfolio of the following funds:
· [List the funds to be covered by this agreement]

A-1

Schedule B
[TO BE ADDED]

B-2